Exhibit 99.1
Red Metal Resources Announces $2 Million Equity Financing

THUNDER BAY, ON, April 11, 2011 – Red Metal Resources Ltd. (OTCBB:RMES), a mineral exploration company with copper-gold assets in Chile, today announced that it has received  subscriptions in a private placement of 6,723,333 units of the company at a price of $0.30 per unit for gross proceeds of USD$2,017,000.

Each unit consists of one share of common stock and a warrant to purchase an additional share of common stock of the company at a price of $0.50 for a period of two years from the closing date, with a call provision on the warrants.

The Company intends to use the net proceeds from the financing for the next phase of drilling on Red Metal’s advanced Farellon copper-gold project, an initial phase of exploration on its Mateo project as well as for general working capital and administrative expenses.

In addition to certain institutional and accredited investors, participants in the financing include members of Red Metal Resources’ senior management.

Red Metal has entered into a registration rights agreement with the investors pursuant to which the company is obligated to file a registration statement with the Securities and Exchange Commission which shall include the common stock sold in the offering as well as the shares of common stock underlying the warrants sold.

In connection with the closing, the Company paid $58,900 in cash fees and issued warrants to purchase 196,333 shares of common stock to Brimberg & Co. Broker warrants are issued on the same terms and conditions as the warrants included in the unit.

Caitlin Jeffs, P.Geo., CEO of Red Metal Resources, said, "This funding will enable us  to undertake exploration programs to further our projects which we believe has the potential to add significant value to our company.”

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, host to Freeport-McMoRan’s Candelaria Mine and Anglo American’s Mantoverde Mine. Red Metal is a fully reporting US public company quoted on the OTCBB under the symbol RMES. For more information, visit www.redmetalresources.com.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website at http://www.sec.gov/edgar.shtml.

Contact:

Red Metal Resources Ltd.
Adam Rabiner
Corporate Communications
604-648-0513 or 1-866-907-5403
invest@redmetalresources.com
www.redmetalresources.com